Exhibit 99.1

AT THE COMPANY	AT FINANCIAL DYNAMICS
Marc S. Goldfarb Senior Vice President & General Counsel	Erica Pettit / Leigh Parrish General Information
201-405-2454	212-850-5600

Kid Brands, Inc. Announces LaJobi Subsidiary Management Change

Action Follows Investigation by Board of Directors

Provides Update on 2010 Net Sales Outlook and Preliminary 2011 Outlook

Plans to Delay Fourth Quarter and Full Year 2010 Earnings Announcement

East Rutherford, N.J. — March 15, 2011 — Kid Brands, Inc. (NYSE: KID) today announced a leadership change at its LaJobi subsidiary.  Rick Schaub has been appointed as President of LaJobi, effective immediately, in addition to his ongoing role as President of Kid Brands’ Sassy subsidiary.  Effective immediately, LaJobi’s current President, Larry Bivona, and its Managing Director of operations, have both been terminated from employment.

The Company took these actions based on the findings to date of an investigation into LaJobi, initiated at the direction of the Board of Directors, and supervised by a Special Committee of three non-management members of the Board.  The Board retained Skadden, Arps, Slate, Meagher & Flom LLP to conduct the investigation.  The investigation was initiated after the Board was made aware of potential issues regarding customs duty paid on products imported into the U.S., while LaJobi was in the process of discussing customs duty issues with U.S. Customs and Border Protection (“U.S. Customs”).  The Board’s investigation has found instances at LaJobi in which incorrect import duties were applied on certain wooden furniture imported from vendors in China, resulting in a violation of anti-dumping regulations.  On the basis of the investigation, the Board concluded that there was misconduct involved on the part of certain LaJobi employees in connection with the incorrect payment of duties, including misidentifying the manufacturer and shipper of products.  The ongoing investigation is also focusing on certain of LaJobi’s business and staffing practices in Asia.

“Kid Brands is committed to the highest standards of business ethics and conduct,” said Raphael Benaroya, Chairman of the Board of Directors.  “We have taken actions against personnel who engaged in misconduct and are introducing other remedial steps.  The Board will consider additional appropriate actions necessary to uphold ethical standards.”

Mr. Schaub, 51, is a sales and marketing veteran in the infant and juvenile industry.  Since joining Kid Brands in February 2010 as President of its Sassy subsidiary, he has helped the Company to carry out its five-point growth strategy by accelerating the re-emergence and growth of Sassy.  As part of this effort, Mr. Schaub was instrumental in revitalizing product development and marketing, including licensed products.  Throughout his career, Mr. Schaub has demonstrated his ability to drive growth by developing strategic key accounts and executing on new channel expansion and marketing programs.  Prior to joining Kid Brands, he was General Manager of RC2/Learning Curve’s “Mother, Infant, and Toddler” Group, which has approximately $180 million of annual global sales.  Prior to his nine years with RC2, Mr. Schaub held various management and sales leadership roles at infant and juvenile product category leaders including Maclaren and Evenflo Inc.  Mr. Schaub earned a B.A. from Colby College and an M.B.A. from Harvard Business School.

“Kid Brands is a leader in infant and juvenile branded products, with a strong portfolio of innovative products, brands and strategic growth initiatives under way,” noted Bruce Crain, Chief Executive Officer of Kid Brands. "Rick Schaub will bring his deep relationships with retail customers and Asia sourcing experience to his new leadership role at LaJobi."

Kid Brands is committed to working closely with U.S. Customs to address issues relating to incorrect import duties.  The Company currently estimates that it will incur costs of approximately $7 million relating to customs duty owed and may be assessed a penalty of up to 1x customs duty by U.S. Customs as well as possibly being subject to assessment for additional duties on other items.  The Company previously disclosed a potential earnout payment of approximately $12 to $15 million in the aggregate relating to its acquisitions of LaJobi and CoCaLo, substantially all of which was estimated to relate to LaJobi.  The Company no longer believes such amount is payable with respect to Kid Brands' acquisition of LaJobi, and the Company does not intend to make any earnout payment related to LaJobi.

The Company is working closely with its lenders and other business partners regarding the impact of these matters on its existing agreements, including the occurrence of events of default under the credit agreement and the need for waivers or amendments under its credit and other existing agreements.

While Kid Brands expects 2010 net sales to exceed its previously disclosed outlook of $267 million, amounts owed to U.S. Customs and other costs and expenses relating to the investigation will adversely impact the Company's reported income.  For fiscal 2011, the Company currently estimates that it will achieve approximately mid-single digit net sales growth year-over-year, although sales for the first quarter of 2011 are expected to decline as compared to the similar period in 2010 and substantially all such estimated growth in 2011 is anticipated to occur in the second half of the year.  The Company is experiencing cost pressures relating primarily to costs of raw materials, third-party manufacturing labor, and freight, which the Company is seeking to mitigate through vendor negotiations, product reengineering, new product introductions and select pricing actions.  While the Company estimates that it will show slight profitability for Q1 2011 adjusted earnings, it expects such adjusted earnings will be substantially below what they were for Q1 2010.  The impact of the matters relating to the investigation on the Company's business and future financial results cannot be determined at this time.

The investigation by the Board is continuing, focusing on certain of LaJobi’s business and staffing practices in Asia, and the accuracy of related public disclosure previously made by Kid Brands.

The Company anticipates that it will file a Form 12b-25 with the U.S. Securities and Exchange Commission to extend the due date for the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. This delay will allow additional time to seek to determine appropriate treatment for the matters uncovered by the investigation.  The Company is unable to predict how long the Board's investigation will take or when it will complete its work.  There can be no assurances that the Company will file its Annual Report on Form 10-K for the year ended December 31, 2010 by the extended due date.

Kid Brands, Inc.

Kid Brands, Inc. and its subsidiaries are leaders in the design, development and distribution of infant and juvenile branded products. Its design-led products are primarily distributed through mass market, baby super stores, specialty, food, drug, independent and e-commerce retailers worldwide.  The Company’s operating business is composed of four wholly-owned subsidiaries: Kids Line, LLC; LaJobi, Inc; Sassy, Inc.; and CoCaLo, Inc. Through these subsidiaries, the Company designs and markets branded infant and juvenile products in a number of complementary categories including, among others: infant bedding and related nursery accessories and décor, kitchen and nursery appliances, and diaper bags (Kids Line® and CoCaLo®); nursery furniture and related products (LaJobi®); and developmental toys and feeding, bath and baby care items with features that address the various stages of an infant's early years (Sassy®). In addition to the Company’s branded products, the Company also markets certain categories of products under various licenses, including Carter’s®, Disney®, Graco® and Serta®. Additional information about the Company is available at www.kidbrandsinc.com.

Forward-Looking Statements

Note:  This press release contains certain forward-looking statements.  Additional written and oral forward-looking statements may be made by the Company from time to time in Securities and Exchange Commission (SEC) filings and otherwise.  The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements.  These statements may be identified by the use of forward-looking words or phrases including, but not limited to, “anticipate”, “believe”, “expect”, “project”, “intend”, “may”, “planned”, “potential”, “should”, “will” or “would”.  The Company cautions readers that results predicted by forward-looking statements, including, without limitation, those relating to the Company’s future business prospects, revenues, working capital, liquidity, capital needs, order backlog, interest costs and income and the outcome of the Board's investigation into certain import, business and staffing practices by the Company's LaJobi subsidiary in Asia, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements.  Specific risks and uncertainties include, but are not limited to, the uncertainty surrounding the timing and results of the Board's investigation, potential legal or regulatory action related to the matters under investigation, the potential occurrence of an event of default under the Company's credit agreement and the potential expiration, cancellation, termination, suspension or non-renewal of the Company's contracts as a result of the matters under investigation, the potential impact on the Company's business, including relationships with customers, licensors, suppliers and other business partners, and the potential impact on the Company's stock price of any announcements regarding any of the foregoing, in addition to those risks set forth under Item 1A, “Risk Factors”, of the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC, as updated in the Company’s Prospectus Supplement, filed on June 11, 2010 pursuant to Rule 424(b) of the Securities Act of 1933, as amended.  The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

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